Exhibit 99.1

Geron Corporation Reports 2010 Third Quarter Financial Results and Events

MENLO PARK, Calif.--(BUSINESS WIRE)--October 28, 2010--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and nine months ended September 30, 2010.

For the third quarter of 2010, the company reported net loss applicable to common stockholders of $18.3 million, or $(0.19) per share, compared to $15.2 million, or $(0.17) per share, for the comparable 2009 period. Net loss applicable to common stockholders for the first nine months of 2010 was $52.0 million, or $(0.54) per share, compared to $52.0 million, or $(0.59) per share, for the comparable 2009 period.

Revenues for the third quarter of 2010 were $546,000, compared to $494,000 for the comparable 2009 period. Revenues for the first nine months of 2010 were $2.5 million, compared to $1.1 million for the comparable 2009 period. Revenues for the third quarter and year-to-date periods of 2010 and 2009 reflect funding under collaboration agreements and royalty and license fee revenues.

Total operating expenses for the third quarter of 2010 were $18.7 million, compared to $16.9 million for the comparable 2009 period. Research and development expenses for the third quarter of 2010 were $13.7 million, compared to $13.4 million for the comparable 2009 period. Research and development expenses increased primarily as a net result of higher costs related to clinical trials and preclinical toxicology studies, partially offset by reduced manufacturing costs for GRNVAC1. In the 2010 third quarter, additional costs were incurred for the start up of the Phase 2 clinical trial for imetelstat in non-small cell lung cancer, start up of the Phase 1 clinical trial for GRNOPC1in spinal cord injury and pre-IND enabling studies for GRNCM1. With the completion of patient enrollment for the Phase 2 AML trial, production of GRNVAC1 has ceased since January 2010. General and administrative expenses for the third quarter of 2010 were $5.0 million, compared to $3.5 million for the comparable 2009 period. The increase in general and administrative expenses was primarily due to higher non-cash compensation expense associated with stock-based awards and increased legal and consulting costs.

Total operating expenses for the first nine months of 2010 were $54.0 million, compared to $53.0 million for the comparable 2009 period. Research and development expenses for the first nine months of 2010 were $40.7 million, compared to $42.3 million for the comparable 2009 period. Overall research and development expenses decreased in 2010 as a net result of reduced manufacturing costs for GRNVAC1, partially offset by higher non-cash compensation expense associated with stock-based awards. General and administrative expenses for the first nine months of 2010 were $13.4 million, compared to $10.7 million for the comparable 2009 period. The increase in general and administrative expenses was primarily the result of higher non-cash compensation expense associated with stock-based awards and increased legal and consulting costs.

Third Quarter 2010 Highlights:

  The activities of TA Therapeutics, the joint venture with Hong Kong University of Science and Technology (HKUST), are being fully consolidated into Geron. Telomerase activator drug candidates have been advanced into early efficacy studies, including animal models of idiopathic pulmonary fibrosis (IPF) and in vitro studies employing immune cells from HIV patients. Geron plans to continue both efficacy and safety studies in order to advance a compound to human trials.
  The first patient was enrolled in a randomized Phase 2 clinical trial of the telomerase inhibitor drug, imetelstat (GRN163L) for non-small cell lung cancer. The multi-center trial tests the efficacy and safety of imetelstat in combination with standard of care versus standard of care alone.
  The U.S. Food and Drug Administration (FDA) lifted the clinical hold placed on Geron’s Investigational New Drug (IND) application for the Phase 1 clinical trial of GRNOPC1 in patients with acute spinal cord injury.
  A collaboration was established with researchers at University Campus Suffolk (UCS) in the U.K. to develop human embryonic stem cell (hESC)-derived chondrocytes for the treatment of cartilage damage and joint disease. This collaboration is being jointly funded by Geron and with U.K. grants. Geron has exclusive rights to the technology for therapeutic applications.

Events Subsequent to Q3 2010

  GE Healthcare launched the first human cellular assay product, human cardiomyocytes or heart muscle cells, for testing potential cardiac toxicity of candidate drug compounds in development. The first commercial sale of this product occurred in October 2010, triggering a milestone payment to Geron.
  The first patient was enrolled in the Phase 1 clinical trial of hESC-derived oligodendrocyte progenitor cells, GRNOPC1. The primary objective of this Phase 1 study is to assess the safety and tolerability of GRNOPC1 in patients with “complete” American Spinal Injury Association (ASIA) Impairment Scale grade A thoracic spinal cord injuries.

Conference Call

At 8:00 a.m. PDT / 11:00 a.m. EDT on Friday, October 29, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s third quarter and year-to-date results.

Participants can access the conference call via telephone by dialing 866-730-5770 (U.S.) or 857-350-1594 (international). The passcode is 14864744. A live audio-only Webcast is also available through a link that is posted on the Events page in the Investors section of Geron’s Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay until November 29, 2010.

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies and future operating results constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2010.

GERON CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
(In thousands, except share and	2010	2009	2010	2009
per share data)

Revenues from collaborative agreements	$203	$225	$653	$225
License fees and royalties	343	269	1,812	896
Total revenues	546	494	2,465	1,121

Operating expenses:
Research and development	13,728	13,395	40,662	42,278
General and administrative	5,021	3,499	13,359	10,705
Total operating expenses	18,749	16,894	54,021	52,983
Loss from operations	(18,203)	(16,400)	(51,556)	(51,862)

Unrealized gain (loss) on derivatives, net	(97)	966	133	(287)
Interest and other income	223	240	619	1,128
Losses recognized under equity method investment	(243)	—	(1,135)	(656)
Interest and other expense	(24)	(30)	(76)	(116)
Net loss	(18,344)	(15,224)	(52,015)	(51,793)
Deemed dividend on derivatives	—	—	—	(190)
Net loss applicable to common stockholders	$(18,344)	$(15,224)	$(52,015)	$(51,983)

Basic and diluted net loss per share applicable to common stockholders	$(0.19)	$(0.17)	$(0.54)	$(0.59)
Shares used in computing basic and diluted net loss per share applicable to common stockholders	97,476,668	89,402,642	96,400,276	87,370,361

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
(In thousands)	2010	2009
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$35,282	$35,392
Marketable securities	91,056	77,009
Other current assets	11,136	5,378
Total current assets	137,474	117,779

Noncurrent marketable securities	19,856	54,669
Property and equipment, net	3,217	3,938
Deposits and other assets	1,748	3,996
	$162,295	$180,382

Current liabilities	$7,625	$7,455
Noncurrent liabilities	—	350
Stockholders’ equity	154,670	172,577
	$162,295	$180,382

Note 1: Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com